Exhibit 10.10

Execution Copy

BUILDING LEASE AGREEMENT

Between

Hynix Semiconductor Inc.

(as Lessor)

and

MagnaChip Semiconductor, Ltd.

(as Lessee)

with respect to

M4 Building located in Ichon

the Republic of Korea

October 6, 2004

/*****/ = Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

-i-

EXHIBIT A-1	LEASED PREMISES, COMMON AREAS AND RESTRICTED AREAS WITHIN LEASED BUILDING (M4 Building)

EXHIBIT A-2	LEASED PREMISES, COMMON AREAS AND RESTRICTED AREAS WITHIN LEASED BUILDING (New Leased Premises)

EXHIBIT B-1	LEASED BUILDING AND ICHON COMPLEX

EXHIBIT B-2	LAND

EXHIBIT C	LESSOR MAINTENANCE SERVICES

EXHIBIT D	RULES AND REGULATIONS

BUILDING LEASE AGREEMENT

This BUILDING LEASE AGREEMENT (this “Agreement”), dated as of October 6, 2004, is entered into by and between:

(1)	Hynix Semiconductor Inc., a company organized and existing under the laws of the Republic of Korea (“Korea”) with its registered office at San-136-1, Ami-Ri, Bubal-Eub, Ichon-Si, Kyoungki-Do, Korea (“Lessor”); and

(2)	MagnaChip Semiconductor, Ltd., a company organized and existing under the laws of Korea with its registered office at 1 Hyangjeong-dong, Heungduk-gu, Cheongju City, Chung Cheong Bok-do, Korea (“Lessee”) (each a “Party”, and collectively the “Parties”).

RECITALS

WHEREAS, the Parties have entered into a certain business transfer agreement dated June 12, 2004, as amended (the “BTA”) pursuant to which, among other things, Lessee has agreed to acquire the Acquired Assets (as defined in the BTA) from Lessor subject to the terms and conditions set forth in the BTA;

WHEREAS, the Parties desire to enter into an agreement as contemplated by the BTA whereby Lessor leases to Lessee all or certain parts of the Leased Building (as defined below), which are necessary for Lessee’s Business (as defined below) and for the operation of facilities necessary for its business, in accordance with this Agreement; and

WHEREAS, the execution and delivery of this Agreement is a condition to the Closing under the BTA.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, Lessor and Lessee agree as follows:

Article 1. Definitions

1.1.	Unless otherwise defined herein or defined in the BTA, all capitalized terms shall have the meanings set forth below:

“Affiliate” shall have the meaning ascribed to such term in the BTA.

“Alterations” shall have the meaning ascribed to such term in Section 9.3.

“Alternate Space” shall have the meaning ascribed to such term in Section 7.2.

“Applicable Laws” shall mean all laws, constitutions, statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, consent orders and decrees, policies, guidelines or any interpretations of any of the foregoing, including general principles of civil law and equity, issued by any Governmental Entity having or exercising jurisdiction over or otherwise affecting any Party, the Business or the Leased Building.

“ASTEC Agreement” shall have the meaning ascribed to such term in Section 2.5.

“BTA” shall have the meaning ascribed to such term in the Recitals.

“Business” shall mean any business conducted by the Lessee as of the Closing Date as well as Permitted Uses.

“Calculation Date” shall have the meaning ascribed to such term in Section 4.

“Closing” shall have the meaning ascribed to such term in the BTA.

“Closing Date” shall have the meaning ascribed to such term in the BTA.

“Common Areas” shall mean Common Areas of the Leased Building and Common Areas of the Ichon Complex as appropriate for the context.

“Common Areas of the Leased Building” shall mean the areas of the Leased Building used in common by Lessor and Lessee on a shared basis, including the corridors, hallways, stairways, entryways and lavatories, elevators, central mechanical rooms, elevator machine rooms, pump rooms, loading dock facilities, electrical and communication rooms, postal, security facilities, janitorial facilities, corridors, lobbies, reception areas, atriums, fire vestibules, elevator foyers, service elevator receiving areas, mailrooms, electric and communication closets, public areas, as well as balconies, terraces and patios on floors where other Common Areas of the Leased Building exist.

“Common Areas of the Ichon Complex” shall have the meaning set forth in Section 2.2 of the Lease.

“Consents” shall mean any consents, approvals, waivers or authorizations to be obtained from, or notices to be given to, any persons or entities, and includes Governmental Authorizations.

“Coordinating Committee” shall have the meaning ascribed to such term in Section 26.1.

“Damages” shall mean any and all losses, settlements, expenses, liabilities, obligations, claims, damages (including any governmental penalty or costs of investigation, clean-up and remediation), deficiencies, royalties, interest, costs and expenses (including reasonable attorneys’ fees and all other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened incident to the successful enforcement of this Agreement), the extent of which are recoverable under Korean laws but shall specifically exclude Excluded Damages.

“Due Date” shall have the meaning ascribed to such term in Section 6.1.

“Event of Force Majeure” shall have the meaning ascribed to such term in Section 25.1.

“Excluded Damages” shall mean any punitive damages.

“Extension Term” shall have the meaning ascribed to such term in Section 3.1.

“General Service Supply Agreement” shall mean that certain General Service Supply Agreement between Lessor and Lessee, dated as of the same date hereof.

“Governmental Authorization” shall mean any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or otherwise pursuant to any Applicable Law, and any registration with, or report or notice to, any Governmental entity pursuant to any Applicable Law.

“Governmental Entity” shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

“Grace Period” shall have the meaning ascribed to such term in Section 16.1.

“Ichon Complex” shall mean the facilities owned by Lessor, located at Ichon, Korea, and more specifically depicted on Exhibit B.

“Indemnified Person” of a Party shall mean the Party and its Subsidiary and any shareholder, partner, member, director, officer, employee, agent or representative of the Party or such Subsidiary.

“Initial Lease Term” shall have the meaning ascribed to such term in Section 3.1.

“Invoice” shall have the meaning ascribed to such term in Section 6.1.

“Land” shall mean certain portions of the lot on which the Leased Building is located, as more specifically identified on Exhibit B-2.

“Leased Building” shall mean the M4 Building owned by Lessor, located in the Ichon Complex, as more specifically identified in Exhibit B-1.

“Leased Premises” shall mean the portion of the Leased Building occupied exclusively by the Lessee, comprising approximately 1,439.32 square meters and more specifically outlined on Exhibit A-1.

“Lease Right” shall have the meaning ascribed to such term in Section 2.3.

“Lease Term” shall have the meaning ascribed to such term in Section 3.1.

“Lease Year” shall mean the one year period beginning on the Closing Date and each anniversary thereafter.

“Lessee” shall have the meaning contained in the Preamble of this Agreement.

“Lessor” shall have the meaning contained in the Preamble of this Agreement.

“Lessor Maintenance Fee” shall have the meaning contained in Section 5.2.

“Lessor Work” shall have the meaning contained in Article 11.

“Lien” shall mean any lien, charge, claim, agreement to sell, pledge, security interest, judgment, conditional sale agreement or other title retention agreement, finance lease, mortgage, deed of trust, security agreement, right of first refusal or offer (or other similar right), option, restriction, tenancy, license, covenant, encroachment (whether upon any real property or by any improvement situated on any real property onto any adjoining real property or onto any easement area), right of way, easement, title defect or other encumbrance or title matter, existing as of the Closing Date.

“New Leased Premises” shall have the meaning ascribed to such term in Section 2.5.

“Other Costs” shall have the meaning ascribed to such term in Section 6.3.

“Other Occupants of the Ichon Complex” shall mean third parties leasing space within the Ichon Complex.

“Permitted Uses” shall mean the use of the Leased Building (i) to conduct the Business or any other semiconductor, information technology or other technology related business, and (ii) for office use and ancillary uses relating thereto.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity.

“Property Damage” shall have the meaning ascribed to such term in Section 21.1.

“Rent” shall have the meaning ascribed to such term in Article 4.

“Rules and Regulations” shall mean the reasonable rules and regulations, including those attached as Exhibit D to this Agreement, adopted by Lessor and applied generally to the Leased Premises, Common Areas of the Leased Building and Common Areas of the Ichon Complex, if any, (a) which rules and regulations have been previously provided to Lessee, (b) shall be uniformly applied to all occupants of the Leased Premises, Common Areas of the Leased Building or Common Areas of the Ichon Complex, including Lessor, and (c) do not diminish the rights or increase the liabilities of the Lessee as otherwise provided under this Lease.

“Subsidiary” shall have the meaning ascribed to such term in the BTA.

“Substitute Premises” shall have the meaning ascribed to such term in Section 21.1.

“Successor” shall have the meaning ascribed to such term in Section 14.1.

“Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity pursuant to any Applicable Law levied on the Leased Building. Taxes shall not include any taxes on income, rents, franchise, gift, gross receipts, or capital stock tax, or similar tax arising from the Lessor’s receipt of rent.

“Utilities Fee” shall have the meaning ascribed to such term in Section 5.4.

“Utilities Services” shall have the meaning ascribed to such term in Section 5.4.

“VAT” shall mean the value added Tax required to be paid to the relevant Governmental Entity in respect of the lease of the Leased Building to Lessee.

1.2.	Rules of Interpretation.

(a)	When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b)	Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c)	The words “hereof”, “hereto”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and exhibit references are to the articles, sections, paragraphs and exhibits of this Agreement unless otherwise specified.

(d)	The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)	A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f)	A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g)	The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h)	Headings are for convenience only and do not affect the interpretation of the provisions of this Agreement.

(i)	Any Exhibits attached hereto are incorporated herein by reference and shall be considered as part of this Agreement.

Article 2. Premises

2.1.	In consideration of the Rent hereby agreed to be paid to Lessor by Lessee and the agreements and covenants herein made by Lessee, during the Lease Term, Lessor hereby leases to Lessee the Leased Premises, and grants the right to use Common Areas of the Leased Building and the right to use Common Areas of the Ichon Complex on a non-exclusive basis with Lessor upon the terms and conditions contained herein.

2.2.	As consideration for the Rent hereby agreed to be paid to Lessor by Lessee, as an essential inducement to Lessee to enter into this Agreement, as one of the necessary rights for the use and benefit of this Agreement by Lessee, and as consideration for the agreements and covenants herein made by Lessee, Lessor hereby grants to Lessee with a right (i) to access and ingress to, and egress from, the Ichon Complex for the purpose of using the Leased Premises and any Expansion Space, if applicable, in accordance with this Agreement, (ii) to use the Common Areas of the Leased Building and (iii) to pass and repass to and from and through the Leased Building or any part thereof over and along roads, accessways, paths, corridors, hallways, highways, skybridges, walkways, arcades and all landscaped areas (including pools and fountains) and other thoroughfares within the Ichon Complex owned by Lessor (together the “Common Areas of the Ichon Complex”), provided that Lessee shall fully comply with all Applicable Laws and applicable Rules and Regulations. Lessor represents that all of such portions of the Ichon Complex are available for use by Lessee for the purpose using the Leased Premises or operating the Business. Lessor acknowledges that any reduction in the rights granted to Lessee under this Section 2.2 would cause immediate and irreparable harm to Lessee and will entitle Lessee, in addition to any other remedies Lessee may have hereunder or otherwise under Applicable Laws, to stop any such reduction by injunction, whether such reduction arises from the acts of Lessor, or any other party claiming an interest in the Ichon Complex against Lessor. The rights granted hereunder shall be integral to the grants of the rights under Section 2.1 and elsewhere in this Agreement, shall benefit Lessee and run with Lessee’s interest under this Agreement, and shall automatically pass to any successor and permitted assign of Lessee.

2.3.	Lessee acknowledges and agrees that Lessee has the right to occupy and use the Leased Premises only for the purposes provided, and upon the terms and conditions set forth, in this Agreement. In addition, Lessor hereby grants to Lessee a right to register the lease and rights created under this Agreement (“deunggi imchakwon”) over the Leased Premises (the “Lease Right”) with the relevant real property registry offices, having a term of the Lease Term. The Parties each, upon the request of the other, agree to submit a joint application to re-register the Lease Right to include any Extension Term. Lessor will take any action necessary to maintain or cause to be maintained the Lease Right during the Lease Term.

2.4.	In addition to the Leased Premises leased herein, Lessor and Lessee acknowledge and agree that there may be additional space which has not been identified but which historically has been used by the System IC Division of Lessor and which shall continue to be required or desired by Lessee. If, within one year of the Closing Date, any such additional space is identified and requested by Lessee, Lessor shall provide such additional space to Lessee in a manner consistent with the other Leased Premises, at a price no greater than actual cost.

2.5.

Lessor may request within the first sixty (60) days’ after the Closing by sixty (60) days’ prior written notice to Lessee that Lessee relocate its Leased Premises (the “New Leased Premises”) so long as the following conditions are satisfied: (a) the location and size shall be as shown on Exhibit A-2, (b) all terms and conditions set forth herein shall remain in full force and effect with respect to the New Leased Premises (except that the Agreement will be amended solely to attach a new Exhibit B depicting the New Leased Premises), and (c) Lessor shall pay all relocation costs relating to such relocation. In the event that Lessee relocates to the New Leased Premises, (a) Lessee has the right to expand into the Expansion Space in accordance with the terms of Article 23, and (b) to the extent that Lessee enters into an agreement with ASTEC (Hyundai Advanced Service Technology) (“ASTEC”) for certain of the Utilities Services (the “ASTEC Agreement”), Lessor will provide those services not otherwise provided by ASTEC which Lessor is obligated to provide hereunder, and the Utilities Fee shall thereafter be reduced pro rata commencing with the next due monthly payment.

2.6.	Each Party shall cooperate with the other Party and take or cause to be taken such actions as may be reasonably requested by the other Party in order to comply with the other Party’s reasonable security rules and regulations.

Article 3. Term

The initial term of this Agreement (the “Initial Lease Term”) shall be for one (1) year from the Closing Date, which Initial Lease Term shall, subject to the termination provisions of Article 13, be extended for successive one (1) year periods for a total of two (2) years at Lessee’s option (each, an “Extension Term”; the Lease Term and all Extension Terms are collectively referred herein as the “Lease Term”) (i) unless otherwise agreed between the Parties and (ii) as long as the Leased Building remains on the Land and Lessee uses the Leased Premises for the purpose of operating the Business. Additional Extension Terms, if any, may be mutually agreed upon by the Parties.

Article 4. Rent; Taxes

4.1.	The monthly rent for the Leased Premises, exclusive of VAT (the “Rent”), shall be [*****] per square meter multiplied by the total square meters of the Leased Premises and Lessee’s share of the Common Areas of the Leased Building (which is 163.74 square meters as of the Closing Date) for the Initial Term and the first year of the Extension Term. For the second year of the Extension Term, the Rent will be recalculated to increase or decrease by the same percentage as the change in the consumer price index as published by the Korea National Statistical Office of the Ministry of Finance and Economy (each, an “Index”), or any of its equivalents if an Index is not available, for the period from the last day of the Initial Term through the first day of the second year of the Extension Term. At the Closing Date, the square meters of the Leased Premises are 1,439.32.

Article 5. Maintenance; Lessor Maintenance Fee; Utility Fee

5.1.	Lessor shall be obligated to perform all maintenance and repairs, and to the extent not provided for in the General Service Supply Agreement, to supply all customary services with respect to the Leased Premises and Common Areas as more fully described on Exhibit C (“Lessor Maintenance Services”).

5.2.	The amount of monthly maintenance fee for the Lessor Maintenance Services, exclusive of VAT, (the “Lessor Maintenance Fee”) shall be [*****] per square meter multiplied by the total square meters of the Leased Premises for the Lease Term.

/*****/	= Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

5.3.	Lessor shall perform all Lessor Maintenance Service necessary to maintain the Leased Building in as good condition as exists as of the Closing Date, reasonable wear and tear excepted.

5.4.	Lessor shall provide all utilities to the Leased Premises which are necessary and appropriate for the operation of the Business consistent with utilities provided immediately prior to the Closing Date, including, without limitation, water, sewer, telephone, electricity (including from Sithe Ichon Cogeneration Company Limited) and gas (collectively, the “Utilities Services”) and to the extent not provided for in the General Service Supply Agreement or pursuant to the ASTEC Agreement. The amount of monthly utilities fee for such service (including service provided by Sithe Ichon Cogeneration Company Limited) (the “Utilities Fee”) shall be based on actual usage for the Term.

5.5.	Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that it is their mutual intent that each of the Lessor Maintenance Fee for the Lessor Maintenance Services and the Utilities Fee for the Utilities Services provided hereunder shall be no greater than the actual cost reasonably incurred to provide such Lessor Maintenance Services and Utilities Services, respectively. The Parties agree to cooperate in good faith in furtherance of the foregoing, including by adjusting the Lessor Maintenance Fee and/or Utilities Fee from time to time if necessary in order to effectuate this intent. Lessor shall use its commercially reasonable efforts to minimize the costs incurred to provide the Lessor Maintenance Services.

5.6.	The Lessor Maintenance Fee and Utilities Fee shall be charged from the Closing Date.

Article 6. Payment of Rent and Lessor Maintenance Fee

6.1.	Lessor shall provide an invoice (the “Invoice”) to Lessee by the 10th day of each calendar month which shall include the amounts of Rent (including Taxes), Lessor Maintenance Fee, Other Costs (as defined in Section 6.3), Utilities Fee and the corresponding VAT amount payable by Lessee for such month. Lessee shall pay in aggregate the Rent, Lessor Maintenance Fee, Other Costs, Utilities Fee and the corresponding VAT amount stated on each Invoice to the Lessor’s designated account, or as otherwise designated by Lessor, by means of a wire transfer in immediately available funds by the 25th day of each calendar month (the “Due Date”).

6.2.	For the Initial Lease Term or any Extension Term which is less than a full calendar month, the amount of Rent, Utilities Fee, Lessor Maintenance Fee and the corresponding VAT amount payable by Lessee shall be equal to a pro rata portion of the Rent, Utilities Fee, Lessor Maintenance Fee and the corresponding VAT amount, based on a ratio of the number of days during such month that the Initial Lease Term, or applicable Extension Term, as the case may be, is in effect to the total number of days in such month.

6.3.	If (a) the Rent, Utilities Fee and/or Lessor Maintenance Fee are not paid on or before the Due Date or (b) any other amounts payable herein including payments due by either Party with respect to Damages (collectively, the “Other Costs”) are not paid when due, after the passage of any applicable grace and/or cure period, Lessee or Lessor, as applicable, shall be liable for and pay interest on the outstanding amounts of the Rent, Utilities Fee, Lessor Maintenance Fee and/or Other Costs at a rate of eight percent (8%) per annum calculated from and including the sixth day after the Due Date until the date the Rent, Utilities Fee, Lessor Maintenance Fee and/or Other Costs are received by the Party to whom they are due.

6.4.	Lessee shall be responsible for payment of any VAT levied on the Rent, Lessor Maintenance Fee, Utility Fee and/or Other Costs due from it to Lessor under this Agreement.

6.5.	Lessor shall, at the request of Lessee, provide the Lessee with relevant data and records for the calculation of the Rent, Lessor Maintenance Fee, Other Costs and VAT and determination of Lessor’s compliance with its obligations under this Agreement; provided that Lessee may make no more than one such request per calendar quarter and any such request must be reasonably specific. Lessor shall prepare and maintain proper books and records of all matters pertaining to the calculation of Rent, Lessor Maintenance Fee, Other Costs and VAT under this Agreement. Subject to Article 26 and the first sentence of this Section 6.5, upon seven (7) days prior written notice, Lessee, or its authorized representatives, may examine during normal business hours, the books, records and documents of Lessor to the extent reasonably necessary for verification of any invoice or compliance under this Agreement; provided, however, that if a Lessor is to provide such books and records to Lessee for such Lessee’s examination and photocopying purposes, Lessor may blackout any information contained in such books and records that relates to Lessor other than information regarding the calculation of the Rent, Lessor Maintenance Fee, Other Costs and VAT and that is required for the determination of Lessor’s compliance with its obligations under this Agreement.

6.6.	Notwithstanding anything herein to the contrary, in the event of a bankruptcy filing with respect to Lessee, Lessee shall deposit with Lessor an amount equal to the Rent paid by Lessee during the immediately preceding full calendar month under the terms of this Agreement, against which will be credited Rent payable by Lessee over the thirty day period following such deposit. Lessee shall renew such deposit each thirty days in each case by reference to the Rent paid by Lessee during the full calendar month immediately preceding any such renewal until such bankruptcy protection filing has been accepted by the bankruptcy court. For the avoidance of doubt, Lessee shall not be relieved of responsibility for, and shall pay when due, any Rent for services hereunder during any such thirty day period to the extent in excess of the then actual deposit.

Article 7. Representations, Warranties and Covenants

7.1.	Lessor hereby represents and warrants to Lessee that all of the statements contained in this Section 7.1 are true and correct in all material respects as of the Closing Date.

(a)	Organization. Lessor is a corporation duly organized and validly existing under the laws of Korea and has full power and authority to own and lease the Leased Building.

(b)	Authorization. Lessor has full corporate power and authority to execute and deliver this Agreement. The execution, delivery and performance by Lessor of this Agreement have been duly authorized by all corporate actions on the part of Lessor that are necessary to authorize the execution, delivery and performance by Lessor of this Agreement.

(c)	Binding Agreement. This Agreement has been duly executed and delivered by Lessor and, assuming due and valid authorization, execution and delivery hereof by Lessee, is a valid and binding obligation of Lessor, enforceable against Lessor in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of injunctive relief may be subject to the discretion of the court before which any proceeding therefor may be brought or the general principle of good faith and fairness provided for in the Korean Civil Code.

(d)	Title and Consents. Lessor is the legal and beneficial owner of the Leased Building and has requisite power to grant the lease hereunder to Lessee and the registration of the Lease Right on the Leased Premises to Lessee, and Lessor has obtained all necessary and relevant Consents in relation to the granting of the Lease Right and the registration thereof in accordance with Article 8.

(e)	Use of the Leased Building. Lessor has obtained all Governmental Authorizations required in connection with the ownership or use of the Leased Building. The present condition and use of the Leased Building by Lessor complies with all Applicable Laws in all material respects.

(f)	Brokerage. Lessor and its Subsidiaries have not made any agreement or taken any other action which might cause any Person (as defined in the BTA) to become entitled to a broker’s or finder’s fee or commission as a result of this Agreement.

(g)	NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR THE BTA, NEITHER LESSOR NOR ANY OTHER PERSON OR ENTITY ACTING ON BEHALF OF LESSOR, MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED. TO THE EXTENT ANY REPRESENTATIONS OR WARRANTIES HEREIN ARE INCONSISTENT WITH ANY REPRESENTATIONS OR WARRANTIES IN THE BTA, THE APPLICABLE REPRESENTATIONS OR WARRANTIES IN THE BTA SHALL CONTROL.

7.2.	Lessor will maintain the Leased Building in material compliance with all Applicable Laws. If the Leased Premises at any time cannot be leased to and occupied by Lessee in compliance with Applicable Laws, whether as a result of the Lessor’s failure to perform permitting requirements or for other reasons with respect to the Leased Building, other than due to Lessee’s acts, omissions or use of the Leased Premises, then in any of such events, (a) Rent for the Leased Premises shall be abated based on the square meters of the Leased Premises which cannot be leased and occupied, (b) Lessor shall either (i) provide Substitute Premises to the extent that Substitute Premises are in the possession of Lessor, or (ii) use commercially reasonable efforts to locate alternate space for Lessee to occupy (the “Alternate Space”) to the extent that Substitute Premises are not in the possession of Lessor, and (c) Lessor shall pay for all of the Lessee’s expenses in demobilization and remobilization to the Substitute Premises. Lessee shall pay Rent attributable to the square meters provided in any Substitute Premises based on the same monthly unit Rent or shall pay rent required by the applicable landlord for the Alternate Space to the extent such Alternate Space is provided by third parties.

7.3.	Lessee hereby represents and warrants to Lessor that all of the statements contained in this Section 7.3 are true and correct in all material respects as of the Closing Date.

(a)	Organization. Lessee is a corporation duly organized and validly existing under the laws of Korea and has full power and authority to carry on its business as heretofore conducted.

(b)	Authorization. Lessee has full corporate power and authority to execute and deliver this Agreement. The execution, delivery and performance by Lessee of this Agreement have been duly authorized by all corporate actions on the part of Lessee that are necessary to authorize the execution, delivery and performance by Lessee of this Agreement.

(c)	Binding Agreement. This Agreement has been duly executed and delivered by Lessee and, assuming due and valid authorization, execution and delivery hereof by Lessor, is a valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of injunctive relief may be subject to the discretion of the court before which any proceeding therefor may be brought or the general principle of good faith and fairness provided for in the Korean Civil Code.

(d)	Brokerage. Lessee and its Subsidiaries have not made any agreement or taken any other action which might cause any Person to become entitled to a broker’s or finder’s fee or commission as a result of the Lease.

(e)	NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR THE BTA, NEITHER LESSEE NOR ANY OTHER PERSON OR ENTITY ACTING ON BEHALF OF LESSEE, MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE EXTENT ANY REPRESENTATIONS OR WARRANTIES HEREIN ARE INCONSISTENT WITH ANY REPRESENTATIONS OR WARRANTIES IN THE BTA, THE APPLICABLE REPRESENTATIONS OR WARRANTIES IN THE BTA SHALL CONTROL.

7.4.	Each Party covenants and agrees to endeavor to cooperate with the other Party so as to minimize any interference with the other Party’s operation of its business, and to instruct its employees to so cooperate.

7.5.

If, for whatever reason, it is necessary for Lessor to gain access to the Leased Premises, then Lessee’s prior consent shall be required, and Lessee covenants and agrees that such consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, and except for those restricted areas of the Leased Premises set forth on Exhibit A-1 as to which Lessor shall have access only if accompanied by a representative of Lessee (the “Restricted Areas”), Lessor or its employees shall be permitted to have access to the Leased Premises during normal business hours with prior written notice of at least two

(2) Business Days (a) specifying the purpose of the inspection of the condition of the Leased Premises, (b) indemnifying Lessee for any Damage that arises as a result of such inspection, and (c) agreeing not to interfere with the ordinary operation of Lessee’s Business; provided, however, such prior notice is not required in case of emergency, risk of injury or property damage. In case of emergency, Lessee shall provide Lessor with access to the Leased Premises (other than Restricted Areas); only on the condition that such emergency could reasonably be expected to cause Lessor to be liable for Damages if Lessor did not address such emergency. Notwithstanding the foregoing, personnel engaged by Lessor providing Lessor Maintenance Service shall have access to the entirety of the Leased Premises, including the Restricted Areas for the purpose of providing Lessor Maintenance Service.

7.6.	From and after the Closing Date, Lessee shall comply in all material respects with all Applicable Laws, including the environmental laws, and with the terms of all Government Authorizations relating to the Lessee’s conduct of its Business in the Leased Building.

7.7.	In the event of a default by Lessee under this Agreement, Lessee covenants and agrees to reimburse Lessor, in full and promptly upon demand, if Lessor sustains any material Damages or is reasonably required to expend any money as a result of a default by Lessee hereunder; provided, however, Lessee shall not reimburse Lessor for any Damages resulting from reasonable wear and tear to the Leased Building or fully insured Property Damage.

7.8.	If Other Occupants of the Ichon Complex conduct business within the Ichon Complex for the general public, Lessee has the right to patronize and use such business.

Article 8. Registration of the Lease Right

8.1.	Lessor hereby consents to the registration of the Lease Right for the benefit of Lessee on the Leased Premises, in accordance with Section 2.3, and shall provide to Lessee all the necessary documents normally required of a lessor for the registration of the Lease Right thereon on the Closing Date. Lessee shall be entitled to register, on or after the Closing Date, the Lease Right granted under this Agreement with the pertinent real property registry offices. This consent by Lessor shall be deemed to apply to all Extension Terms; and Lessor will perform any further requirements of registration of Lease Rights that may be reasonably deemed necessary or appropriate to clarify and vest necessary title in Lessor to make Lessor’s consent hereunder the only consent required which costs and expenses shall be borne by Lessor.

Article 9. Use, Improvements and Alterations

9.1.	Lessee shall not occupy or use any material portion of the Leased Premises, Common Areas of the Leased Building and Common Areas of the Ichon Complex for any purpose whatsoever, other than in connection with the operation of the Business and in compliance with all Applicable Laws and the Rules and Regulations in all material respects. This Agreement and all the terms, covenants and conditions hereof are in all respects subject and subordinate to all Applicable Laws affecting the Leased Building.

9.2.	Lessee shall maintain and repair all nonstructural elements, furniture, fixtures, and equipment in the Leased Premises.

9.3.	Lessee, in its sole discretion, but with prior written notice to Lessor, shall have the right, from time to time to make, or cause to be made, at its sole cost and expense, improvements, additions, alterations and changes (collectively, the “Alterations”) to the Leased Premises that it deems necessary or desirable to carry on any activity or use consistent with this Agreement; provided (a) any such Alterations shall be in compliance with Applicable Laws, (b) no such Alterations materially adversely affect the value of the applicable Leased Building or Lessor’s contemporaneous occupancy, if any, of the Leased Building, and (c) at Lessor’s request, Lessee is required to restore the affected Leased Building to the condition that existed prior to the Alterations by the end of the Lease Term, reasonable wear and tear and insured Property Damage excepted. Lessee shall bear all Taxes to be imposed on all Alterations and facilities newly or additionally installed by Lessee whether a notice of Taxes was issued to Lessee or Lessor. Notwithstanding the foregoing requirement that only such notice be provided to the Lessor, Lessee shall submit a written plan for any material Alteration and shall obtain Lessor’s express consent prior to making any such material Alteration, which consent shall not be unreasonably withheld or delayed.

Article 10. Restricted Matters for Lessee

10.1.	Lessee shall comply with the Rules and Regulations attached hereto as Exhibit D.

10.2.	During the Lease Term, Lessee, its employees, invitees, and agents may park their passenger cars without additional charge (other than as specified herein) on a first come first served basis at the surface parking lots in the Ichon Complex.

Article 11. Lessor Work

11.1.	Lessor shall provide Lessee with advance notice of any repair, alteration or remodeling of the Leased Building by Lessor in accordance with this Agreement (“Lessor Work”) as soon as reasonably practicable but in any event Lessor shall provide Lessee with no less than fifteen (15) days advance notice of any such Lessor Work, except to the extent an emergency requires earlier performance of such Lessor Work, and then with such advance notice as is commercially reasonable. If as a result of the Lessor Work, the Lessee’s Business at the Leased Premises at any time cannot be conducted in all material respects equivalent to the conduct of such Business prior to such Lessor Work, then in any such event, (a) Rent for the applicable Leased Premises shall be abated based on the square meters of the Leased Premises which cannot be leased and occupied, (b) to the extent that Substitute Premises are in the possession of Lessor, Lessor shall immediately provide Substitute Premises, or to the extent that Substitute Premises are not in the possession of Lessor, Lessor shall use commercially reasonable efforts to locate Alternate Space, and (c) Lessor shall pay for all of Lessee’s expenses in demobilization from and remobilization to the Substitute Premises. Lessee shall pay Rent attributable to the square meters provided in any Substitute Premises based on the same monthly unit Rent or shall pay rent charged by the landlord for the Alternate Space to the extent such Alternate Space is provided by third parties. Lessor shall not be responsible for the interruption or shortage of any services or suspension of the use of any common facilities that were caused by the Lessor Work. Upon the earlier to occur of the completion of the Lessor Work or the end of the interference with the Business of Lessee, (i) Lessee is obligated to resume occupancy of the Leased Premises, and (ii) Lessee shall resume the payments of the next regularly scheduled Rent, Lessor Maintenance Fee, Other Costs and related VAT in accordance with the terms of this Agreement, pro rated, as applicable, for the number of days of any partial month of Rent.

11.2.	If any Lessor Work would likely materially affect the Business or materially reduce the size of the Leased Premises, Lessor shall obtain Lessee’s consent prior to the commencement of any such Lessor Work, such consent not to be unreasonably withheld.

Article 12. Indemnification

12.1.	Lessor shall indemnify Lessee and its Indemnified Persons (the “Lessee Indemnified Parties”), and hold the Lessee Indemnified Parties harmless from and against, any and all Damages arising out of, resulting from or relating to claims by third parties arising from the negligence of Lessor, except to the extent such Damage is caused by the negligence or willful misconduct of any such Lessee Indemnified Party.

12.2.	Lessee shall indemnify Lessor and its Indemnified Persons (the “Lessor Indemnified Parties”) and hold the Lessor Indemnified Parties harmless from and against, any and all Damages arising out of, resulting from or relating to claims by third parties arising from the negligence of Lessee, except to the extent such Damage is caused by the negligence or willful misconduct of any such Lessor Indemnified Party.

Article 13. Termination; Reduction of Leased Premises

13.1.	Termination. This Agreement may be terminated at any time during the Lease Term of this Agreement upon the occurrence of any of the following events:

(a)	by the non-breaching Party serving a written notice of termination to the other Party and to the Coordinating Committee in the event of a material breach or default by such other Party of its obligations hereunder, which default shall not have been cured by the other Party, or otherwise resolved by the Coordinating Committee within sixty (60) days after written notice is provided by the non-breaching Party to the other Party and the Coordinating Committee;

(b)	by Lessor’s serving sixty (60) days prior written notice thereof to Lessee if Lessee ceases to conduct any Business (provided that an assignment pursuant to Article 14 shall not trigger the application of this provision in so far as such assignee does not cease to conduct the Business); or

(c)	By Lessee with ninety (90) days prior written notice to Lessor for any reason whatsoever.

13.2.	Upon termination of this Agreement, each Party shall discontinue the use of all Confidential Information provided by the other Party in connection with this Agreement, and shall promptly return to the other Party any and all Confidential Information, including documents originally conveyed to it by the other Party and any copies thereof made thereafter.

13.3.	Termination of this Agreement shall be without prejudice to the accrued rights and liabilities of the Parties prior to the termination of this Agreement.

13.4.	The respective rights and obligations of the Parties under any Sections which by their nature are intended to extend beyond termination, shall survive the termination or expiry of this Agreement.

13.5.	In the event of the termination of this Agreement pursuant to Section 13.1 hereof, a written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and Lessee or Lessor (as the case may be) shall only be liable thereafter for (i) Damages suffered as a result of fraud or willful breach of this Agreement that occurred prior to the termination of this Agreement, or (ii) the obligations and liabilities of the Parties pursuant to this Agreement that accrued prior to the termination of this Agreement.

13.6.	In addition, upon ninety (90) days’ prior written notice to Lessor, Lessee shall have the right to reduce the Leased Premises and the corresponding Rent and Lessor Maintenance Fee.

13.7.	In no event shall a Party be liable for Excluded Damages.

Article 14. Assignment

14.1.	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party will assign or sublet its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto, except that (i) Lessee may assign its rights hereunder as collateral security to any bona fide financial institution engaged in financing in the ordinary course of its Business in providing financing to the Warrant Issuer or its Subsidiaries and any of the foregoing financial institutions may assign such rights in connection with a sale of Lessee’s Business in the form then being conducted by Lessee substantially as an entirety; (ii) Lessor and Lessee each may, upon written notice to the other Party (but without the obligation to obtain the consent of such other Party), assign this Agreement or any of its rights and obligations under this Agreement to any person, entity or organization that succeeds (by purchase, merger, operation of law or otherwise) to all or substantially all of the capital stock, assets or business of such party, all or substantially all of its assets and liabilities or to all or substantially all of the assets and liabilities of the portion of the Party’s business to which the subject of this Agreement relates or of a division of either Party, if such person or entity agrees in writing to assume and be bound by all of the relevant obligations of such Party under this Agreement; and (iii) Lessee may, upon written notice to Lessor (but without the obligation to obtain the consent of Lessor), assign this Agreement or any of its rights and obligations under this Agreement to one or more direct or indirect Subsidiaries of Warrant Issuer.

Article 15. Quiet Enjoyment

Without prejudice to Lessor’s rights under this Agreement or under the Applicable Laws, so long as Lessee pays the Rent, the Lessor Maintenance Fee, Utility Fee and Other Costs, and observes all other material terms, conditions and covenants hereof, Lessor shall ensure that Lessee has the right to quietly enjoy the Leased Building without hindrance, molestation or interruption during the Lease Term, subject to the terms and conditions of this Agreement.

Article 16. Surrender

16.1.	Upon the expiration or termination of this Agreement, Lessor and Lessee shall consult in good faith to determine a reasonable grace period (which shall not be more than 6 months) (the “Grace Period”) for Lessee to peaceably and quietly vacate and surrender the Leased Premises to Lessor. For the avoidance of doubt, Lessee shall be obligated to pay the Rent, Utility Fee and Lessor Maintenance Fee for the period until the date of surrender of the Leased Premises to Lessor.

16.2.	During the Grace Period, Lessee shall, among other things, restore the Leased Premises to their condition equivalent to that of the Closing Date, reasonable wear and tear and fully insured Property Damage excepted, and as otherwise reasonably acceptable to Lessor by removing at its own expense any Alterations made by Lessee in accordance with the terms and conditions of this Agreement. In the event Lessee fails to vacate, surrender and restore the Leased Premises by the end of the Grace Period, Lessor may move, remove or dispose of any Alterations or other property or belongings remaining in the Leased Premises, and all reasonable expenses incurred therefrom shall be borne by Lessee.

16.3.	Lessee shall vacate and surrender the spaces outlined in yellow on Exhibit A-1 within 45 days after the Closing Date and shall otherwise treat such 45 days as a Grace Period for such portion of the Leased Premises; no Rent is attributable thereto.

Article 17. Disputes and Governing Law

17.1.	This Agreement shall be governed by and construed in accordance with the laws of Korea, without reference to the choice of law principle thereof.

17.2.	Any Party seeking the resolution of a dispute arising under this Agreement must provide written notice of such dispute to the other Party, which notice shall describe the nature of such dispute. All such disputes shall be referred initially to the Coordinating Committee for resolution. Decisions of the Coordinating Committee under this Section 17.2 shall be made by unanimous vote of all members and shall be final and legally binding on the Parties. If a dispute is resolved by the Coordinating Committee, then the terms of the resolution and settlement of such dispute shall be set forth in writing and signed by both Parties. In the event that the Coordinating Committee does not resolve a dispute within thirty (30) days of the submission thereof, such dispute shall be resolved in accordance with Section 17.3. Notwithstanding the foregoing, Lessor and Lessee shall each continue to perform their obligations under this Agreement during the pendency of such dispute in accordance with this Agreement.

17.3.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction to prevent any breach of this Agreement and to enforce specifically the terms and provisions of this Agreement by bringing a relevant action in the Seoul Central District Court located in Seoul, Korea, in addition to any other remedy to which any Party may be entitled at law or in equity. In addition, the Parties agree that any disputes, claims or controversies between the Parties arising out of or relating to this Agreement, whether in contract, tort, equity or otherwise and whether relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement shall be submitted to the exclusive jurisdiction of the Seoul Central District Court.

Article 18. Change of Applicable Laws

Lessor shall process, and Lessee shall pay for, every zoning requirement or the requirements imposed by the Applicable Laws, which arise from change of conditions caused by Lessee subsequent to the Closing Date from the operation of the Business, as they come into effect during the Lease Term.

Article 19. Insurance

19.1.	Lessor shall obtain from, keep in force during the Lease Term with, and pay all premiums due to, an insurer(s) holding a A.M. Best Rating of B+ or higher, and reasonably acceptable to Lessee, “all risk” property insurance on the Leased Building, with an insurer(s) holding a A.M. Best Rating of B+ or higher and reasonably acceptable to Lessee, insuring 100% of the replacement value thereof. This insurance shall include, but not be limited to, fire and extended coverage perils, and shall include a waiver of claims and waiver of subrogation against the Lessee. Said insurance shall provide for payment of Damages thereunder to Lessor or to the holders of the mortgages or deeds of trust on the Leased Building.

19.2.	Lessee shall obtain and keep in force during the Lease Term, at its expense, on its own furniture, furnishings, fixtures and equipment located in the Leased Building, with companies reasonably acceptable to Lessor, policies of fire and extended coverage insurance with standard coverage vandalism, malicious mischief and special extended perils (all risk) and shall include a wavier of claims and waiver of subrogation against the Lessor.

19.3.	Lessor and Lessee shall each obtain from, keep in force during the Lease Term with, and pay all premiums due to, an insurer(s) holding a A.M. Best Rating of B+ or higher, Standard Commercial General Liability Insurance. The limits of liability of such insurance shall be in an amount not less than One Million Dollars ($1,000,000.00) per occurrence, Personal Injury including death and One Million Dollars ($1,000,000.00) per occurrence, Property Damage Liability or One Million Dollars ($1,000,000.00) combined single limit for Personal Injury and property Damage Liability.

Article 20. Signage

Lessee shall not make any changes to the exterior of the Leased Building, install any exterior lights, decorations, balloons, flags, pennants, banners, or paintings, or erect or install any signs, window or door lettering, placards, or advertising media of any type which can be viewed from the exterior of the Leased Building, without Lessor’s prior written consent which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Lessee has the right to install signs, decorations, advertising media, blinds, draperies and other window treatment or bars or other security installations (i) inside the Leased Premises and not visible from outside the Leased Buildings identifying the presence of Lessee at its sole discretion, or (ii) inside the Leased Premises and visible from outside the Leased Buildings, located in the Common Areas of the Leased Buildings, or located outside the Leased Buildings identifying the presence of Lessee in form and fashion consistent with Lessor’s current signage or otherwise subject to Lessor’s reasonable approval. Upon surrender or vacation of the Leased Premises, Lessee shall have removed all signs it has installed and repair, paint, and/or replace the building facia surface to which its signs are attached. Lessee shall obtain all applicable Governmental Authorizations for sign and exterior treatments at its sole cost and expense. Signage rights in the Common Areas of the Leased Building shall be shared equally between Lessor and Lessee. If the size of the signage is limited in the Common Areas of the Leased Buildings or outside of the Leased Buildings, Lessee shall be entitled to a share of signage equal to not less than its proportionate share of all signage which is permitted at the Leased Building based on the square meters of the Leased Premises compared to the square meters available for occupancy in the Leased Building.

Article 21. Property Damage and Condemnation

21.1.	In the event that any of the Leased Building shall be damaged or destroyed by fire or other event (each, a “Property Damage”) the Lessor shall promptly commence repair of the applicable Leased Building and diligently restore the same to substantially the same condition as existed immediately prior to the event of such Property Damage. During the period from the date of such Property Damage until the applicable Leased Building is repaired and restored, (a) Lessee’s obligation to pay the Rent, Lessor Maintenance Fee, Utility Fee any Other Costs and related VAT due hereunder shall abate based on the square meters of the Leased Premises which are untenantable as a result of such damage, (b) if Lessor caused the Property Damage, Lessor shall contemporaneously provide Lessee with premises that are vacant, in substitution for and equivalent to the affected Leased Building for which Lessee shall pay Rent at the rate provided for herein (“Substitute Premises”) and (c) if Lessor did not cause the Property Damage, (i) to the extent that Substitute Premises are in the possession of Lessor, Lessor shall provide the Substitute Premises for which Lessee shall pay Rent attributable to the square meters provided based on the same monthly unit Rent, or (ii) to the extent that Substitute Premises are not in the possession of Lessor, Lessor shall use commercially reasonable efforts to locate Alternate Space for which Lessee shall pay rent to the extent such Alternate Space is provided by third parties. Upon the earlier to occur of the completion of such repair or the end of the interference with the Business of Lessee, (i) Lessee is obligated to resume occupancy of the Leased Premises, and (ii) Lessee shall resume the next regularly scheduled payments of Rent, Lessor Maintenance Fee, Other Costs and related VAT in accordance with the terms of the Agreement, pro rated, as applicable, for the number of days of any partial month of Rent.

21.2.	If (a) the whole of any Leased Building shall be taken or condemned for a public or quasi-public use or purpose by a competent authority, or (b) such portion of any Leased Building or Leased Premises shall be so taken that as a result thereof the balance cannot continue to be used by Lessee for the reasonable conduct of the Business, then in either of such events (x) Lessor shall immediately provide Substitute Premises, and (y) any award, compensation, or damages (hereinafter sometimes called the “award”), shall be paid to and be the sole property of Lessor, but nothing therein shall preclude Lessee from proving (to the extent allowable by law) its damages with respect to moving expenses and Damages of personal property, and receiving an award therefor. In such event, Lessee shall continue to pay Rent until this Agreement is terminated and shall continue to pay rent under the lease for the Substitute Premises.

21.3.	If only a part of any Leased Premises shall be so taken or condemned, and, as a result thereof, the balance of the Leased Premises can be used by Lessee, in its reasonable opinion, for the reasonable conduct of the Business, Lessor shall perform such construction to the balance of the applicable Leased Premises to make it usable for Lessee. Rent shall be equitably abated based on the square meters that are untenantable as a result of such taking. Any portion of the award which has not been expended by Lessor for such repair or restoration shall be retained by Lessor as Lessor’s sole property.

21.4.	Intentionally Deleted.

Article 22. Lessor Waiver

Lessor agrees to execute, upon the request of Lessee, an agreement in favor of any lender to Lessee, agreeing to allow such lender to temporarily occupy the Leased Premises if Lessee defaults under the lender’s loan, for the limited purpose of recovering any collateral of such lender located at the Leased Premises, provided such agreement provides for the payment of the Rent, Lessor Maintenance Fee, Utility Fee, Other Costs and VAT by the Lessee’s lender during the period of such occupancy.

Article 23. Right to Expand into Expansion Space

23.1.	Following Lessee’s occupancy of the New Leased Premises, Lessee shall have an Expansion Option (as defined below) for the space in the New Leased Premises currently occupied by Hyundai Information Technology Co., Ltd. (the “Expansion Space”) as set forth below:

(a)	Expansion Option. Lessee shall have the continuing option to take all or any portion of the Expansion Space (or remaining portion thereof) (“Expansion Option”), if and when it becomes unoccupied, and Lessor shall notify Lessee when Lessor learns or intends that it becomes unoccupied at least one (1) month prior to the date it becomes unoccupied. Each such option shall be exercised by Lessee by written notice at least fourteen (14) days prior to the date determined by Lessor as the date it would be unoccupied.

(b)	Should Lessee elect to exercise its Expansion Option, the terms and conditions of this Lease shall apply to the Expansion Space. Rent for the Expansion Space shall be at the then current square meter rental rate.

(c)	Should Lessee exercise its Expansion Option, Lessor shall deliver such Expansion Space to Lessee, in Turnover Condition (defined below) whereupon said Expansion Space shall be added to and become a part of the Leased Building and shall be governed in all respects by the terms of this Lease except that (i) the Rent shall be recalculated to take into consideration the additional square meters and (ii) notwithstanding anything herein to the contrary, the Lease Term applicable to such space shall end at the same time, and under the same conditions, as applicable to the Lease Term under this Agreement. As used herein, “Turnover Condition” shall mean broom clean, free of occupants and repair equivalent to the condition of the remainder of the Leased Premises.

23.2.	This Section shall be deemed advance consent by Lessor to such Expansion Space becoming part of the Leased Premises, and the portion of the building in which the

Expansion Space is located shall thereafter be deemed a Leased Building for purposes of this Agreement. By such Expansion Space becoming part of the Leased Premises, Lessee, as the occupant of such Expansion Space, shall have the right to access and ingress to, and egress from, the Ichon Complex for the purpose of using the Leased Building in accordance with this Agreement, and to pass and repass to and from the Leased Building or any part thereof over and along the Common Areas of the Ichon Complex.

Article 24. Force Majeure

24.1.	Neither Party shall be liable to the other Party for failure of or delay in the performance of any obligations under this Agreement due to causes reasonably beyond its control including (i) war, insurrections, riots, explosions, inability to obtain raw materials due to then current market situation; (ii) natural disasters and acts of God, such as violent storms, earthquakes, floods, and destruction by lightning; (iii) the intervention of any Governmental Entity or changes in relevant laws or regulations which restrict or prohibit either Party’s performance of its obligations under this Agreement or implementation of this Agreement; or (iv) strikes, lock-outs and work-stoppages, which are beyond the reasonable control of the Party claiming the benefit (each, an “Event of Force Majeure”).

24.2.	Upon the occurrence of an Event of Force Majeure, the affected Party shall notify the other Party as soon as possible of such occurrence, describing the nature of the Event of Force Majeure and the expected duration thereof. Notwithstanding the foregoing, Lessee shall be under continuing obligation to make the payments required hereunder for any Rent, Lessor Maintenance Fee, Utility Fee, Other Costs and the corresponding VAT payable by Lessee, which was payable by Lessee prior to the occurrence of an Event of Force Majeure.

24.3.	If a Party is unable, by reason of an Event of Force Majeure, to perform any of its obligations under this Agreement, then such obligation shall be suspended to the extent and for the period that the affected Party is unable to perform. If this Agreement requires an obligation to be performed by a specified date, such date shall be extended for the period during which the relevant obligation is suspended due to such an Event of Force Majeure under this Agreement.

Article 25. Coordinating Committee

25.1.	Within thirty (30) days after the date hereof, the Parties shall establish a coordinating committee (the “Coordinating Committee”) which shall consist of four (4) members, two (2) of which shall be appointed by Lessor and two (2) of which shall be appointed by Lessee. Each Party, upon prior written notice to the other Party, may from time to time remove or replace any member appointed by such Party.

25.2.	Except as the Parties may otherwise agree in writing, the Coordinating Committee shall have the power and the responsibility under this Agreement to:

(a)	act as a forum for the liaison between the Parties with respect to the day-to-day implementation of this Agreement;

(b)	subject to Article 17, seek to resolve disputes; and

(c)	undertake such other functions as the Parties may agree in writing.

Article 26. Confidentiality

26.1.	Confidentiality. Neither Party shall, except as expressly permitted by the terms of this Agreement, disclose to any third party the terms and conditions of this Agreement, the existence of this Agreement and any Confidential Information which either Party obtains from the other Party in connection with this Agreement and/or use such Confidential Information for any purposes whatsoever other than those contemplated hereunder, provided, however, that this Agreement (and its terms and conditions) may be disclosed and filed publicly in connection with a public offering of securities by Lessee or its Affiliates. Confidential Information” shall mean any and all information including technical data, trade secrets or know-how, disclosed by either Party to the other Party in connection with this Agreement, which is marked as “Proprietary” or “Confidential” or is declared by the other Party, whether in writing or orally, to be confidential, or which by its nature would reasonably be considered confidential.

26.2.	The obligation of confidentiality in Section 26.1 shall not apply to any information that: (a) was known to the other Party without an obligation of confidentiality prior to its receipt thereof from the disclosing Party; (b) is or becomes generally available to the public without breach of this Agreement, other than as a result of a disclosure by the recipient Party, its representatives, its Affiliates or the representatives of its Affiliates in violation of this Agreement; (c) is rightfully received from a third party with the authority to disclose without obligation of confidentiality and without breach of this Agreement; or (d) is required by law or regulation to be disclosed by a recipient Party or its representatives (including by oral question, interrogatory, subpoena, civil investigative demand or similar process), provided that written notice of any such disclosure shall be provided to the disclosing Party in advance. If a Party determines that it is required to disclose any information pursuant to applicable law (including the requirements of any law, rule or regulation in connection with a public offering of securities by Lessee or its Affiliates) or receives any demand under lawful process to disclose or provide information of the other Party that is subject to the confidentiality provisions hereof, such Party shall notify the other Party prior to disclosing and providing such information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Party that receives such request may thereafter disclose or provide information to the extent required by such law or by lawful process.

Article 27. Miscellaneous

27.1.	Exercise of Right. A Party may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by a Party does not prevent a further exercise of that or of any other right, power or remedy. A failure to exercise a right, power or remedy or a delay in exercising a right, power or remedy by a Party does not prevent such Party from exercising the same right thereafter.

27.2.

Extension; Waiver. At any time during the Lease Term, each of Lessor and Lessee may (a) extend the time for the performance of any of the obligations or other acts of the other or (b) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. Any rights under this Agreement may not be waived except in writing signed by the Party granting the waiver or varied except in writing signed by the Parties.

27.3.	Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any Party shall be in writing and shall be deemed duly given only upon delivery to the Party personally (including by reputable overnight courier service), when telecopied (with confirmation of transmission having been received) during normal business hours or three days after being mailed by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the Party at its address set forth below (or at such other address for a party as shall be specified by such Party by like notice):

If to Lessor, to:

Hynix Semiconductor Inc.

Hynix Youngdong Building 891

Daechi-dong

Kangnam-gu, Seoul 135-738

Korea

Fax: +82 2 3459 3647

Attention: Mr. O.C. Kwon

If to Lessee, to:

MagnaChip Semiconductor, Ltd.

1 Hyangjeong-dong

Heungduk-gu

Cheongju City

Chung Cheong Bok-do

Korea

Fax: +82-43-270-2134

Attention: Dr. Youm Huh

with a copy to:

Dechert LLP

30 Rockefeller Plaza

New York, NY 10112

Telephone: (212) 698-3500

Facsimile: (212) 698-3599

Attention: Geraldine A. Sinatra, Esq.

                  Sang H. Park, Esq.

27.4.	Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses, except as specifically provided to the contrary in this Agreement.

27.5.	Entire Lease; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written or oral, between the Parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder.

27.6.	Severability of Provisions. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be unlawful, invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is unlawful, invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any unlawful, invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the unlawful, invalid or unenforceable term or provision.

27.7.	Amendment and Modification. This Agreement (for the avoidance of doubt, including Exhibits attached hereto) may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by the Parties expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

27.8.	Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

27.9.	Election of Remedies. Neither the exercise of nor the failure to exercise a right or to give notice of a claim under this Agreement shall constitute an election of remedies or limit any Party in any manner in the enforcement of any other remedies that may be available to such Party, whether at law or in equity.

27.10.	Language. This Agreement is being originally executed in the English language only. In the event that the Parties agree to have a Korean version of this Agreement following signing, this Agreement may be translated into Korean. The Parties acknowledge that the Korean version of this Agreement shall be for reference purpose only, and in the event of any inconsistency between the two texts, the English version shall control.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representatives as of the date first above written.

Hynix Semiconductor Inc.

By:

Name:

Title:

MagnaChip Semiconductor, Ltd.

By:

Name:

Title: